Exhibit 107.1

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form Type)

J & J SNACK FOODS CORP.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Debt	Deferred Compensation Obligations	457(h)	$15,000,000	100%	$15,000,000	$0.00015310	$2,296.50
Total Offering Amount					$15,000,000		$2,296.50
Total Fee Offsets							$-
Net Fee Due							$2,296.50

(1)

This Registration Statement registers general unsecured obligations to pay up to $15,000,000 of deferred compensation from time to time in the future in accordance with the terms of the J & J Snack Foods Corp. Non-qualified Deferred Compensation Plan (the “Plan”).

(2)

Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended. The amount of deferred compensation obligations registered hereunder is based on an estimate of the amount of compensation participants may defer under the Plan.